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                                                                      EXHIBIT 99

                                 News Release
                                 ------------

[LETTERHEAD OF SITRICK AND COMPANY INC.]

                                                 Contact: Suzanne Shirley
                                                          Transitional Hospitals
                                                          (702) 257-4000
                                                                or
                                                          Michael Sitrick
                                                          Sitrick and Company
                                                          (310) 788-2850


  Transitional Hospitals To Call Board Meeting to Fully Consider Vencor Offer
             Reaffirms Commitment to Maximizing Shareholder Value

     Las Vegas, Nevada - May 7, 1997 - Transitional Hospitals Corp. (NYSE: THY) today said that it would hold a Board of Directors meeting within the next several days to fully consider Vencor Inc.'s offer of $16 per share for all the common stock of Transitional Hospitals.
     "Our focus, from the start, has been to do what we can to maximize value for our shareholders," said Richard L. Conte, chairman and chief executive officer of Transitional Hospitals, "and we remain committed to achieving that goal. We plan to convene a meeting of our board of directors within the next several days to fully consider Vencor's latest offer."
     Mr. Conte said he was pleased with the progress Transitional Hospitals has made in increasing the value the company's shareholders are receiving for their stock.
     "Since last November, when we were first contacted by Vencor, we have been able to add approximately $230 million in value for our shareholders and have dealt with more than ten interested parties," he continued. "When we received our very first offer from Vencor last February, it was at $11.50 per share. Since then, the Board, management and its advisors have worked diligently to increase shareholder value. We will continue to do so."
         Mr. Conte said that Transitional Hospitals has been informed by Select Medical that Select believes that Vencor's offer raises significant legal issues under anti-trust laws. He said that the company is exploring this issue with its attorneys.

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